Exhibit 99.1

English Translation
News Release
TFM Announces Appointment of Alejandro García Acosta as
Chief Commercial Officer
Mexico City, Mexico, September 19, 2005.- TFM, S. A. de C.V. (TFM) announces the appointment of Alejandro García Acosta as Chief Commercial Officer of TFM, effective today.
García Acosta is an executive with a career of over 20 years in the marketing sector. Before joining TFM he held several important positions at Sony México S.A. de C.V., Grupo Iusacell, Samsonite, Grupo Corp. S.A. de C.V., Kraft/General Foods and Procter & Gamble Co.
Javier Rión, Chief Executive Officer of TFM, said “it’s a great pleasure to welcome Alejandro García Acosta, an executive with great experience in marketing matters, whose arrival strengthens TFM’s top management team and without a doubt he will play a fundamental roll in fulfilling the business plans of our company.”
García Acosta is a Mexican and holds a Bachelor Degree in Business Administration from the Universidad Iberoamericana.
Created in 1997, TFM is a leading Mexican railroad transportation company that serves the major industrial centers in Northeast and Central Mexico, as well as the ports of Lazaro Cardenas, Tampico/Altamira and Veracruz.
TFM is a subsidiary of KCS, a transportation holding company that has railroad investments in Mexico, the United States and Panama. In addition to TFM, KCS’ primary holdings include The Kansas City Southern Railway Company and The Texas Mexican Railway Company. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico.
Contacts: Vladimir Saldaña, 52-55-5208-0860 ext. 224, vsaldana@gcya.net